Exhibit 10.2


                      Executive Deferred Compensation Plan


                                    ARTICLE I
                                     PURPOSE

The purpose of the Sprint Corporation Executive Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds for retirement or death for executive employees (and their Beneficiaries) of Sprint Corporation and its subsidiaries. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement.

                                   ARTICLE II
                                   DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account Transfer Request. "Account Transfer Request" means a written notice, in a form prescribed by the Company, by a Participant to transfer all or any portion of one Deferred Benefit Account to another Deferred Benefit Account as provided for in paragraph 6.7.

2.2 Amendment of Payment Election Form. "Amendment of Payment Election Form" means a written notice, in a form prescribed by the Company, filed with the Company by a Participant to change the manner in which such Participant's Deferral Benefits are to be paid.

2.3 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

2.4 Board. "Board" means the Board of Directors of the Company.

2.5 Committee. "Committee" means the Deferred Compensation Committee appointed to review the Plan decisions pursuant to Article III.

2.6 Company. "Company" means Sprint Corporation, or any successor thereto.

2.7 Compensation. "Compensation" means (i) Base Salary earned during the Plan Year, and (ii) Annual Incentive Compensation and Long-Term Incentive Compensation payable to a Participant with respect to a performance period beginning during the Plan Year, other than a distribution under this Plan.

(a) Base Salary. "Base Salary" means all regular cash remuneration for services, other than such items as Annual Incentive Compensation, payable by the Employer to a Participant in cash, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Employer.

(b) Annual Incentive Compensation. "Annual Incentive Compensation" means any cash incentive compensation earned by a Participant.over a period of one year.

(c) Long-Term Incentive Compensation. "Long-Term Incentive Compensation" means cash incentive compensation, if any, earned by a Participant over a period of more than one year.

2.8 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant or the Participant's Beneficiary on the Participant's retirement, death, disability, or termination of employment as calculated in Article VII hereof.

2.9 Deferred Benefit Account. "Deferred Benefit Account" means the accounts maintained on the books of account of the Employer for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account shall be maintained for each Participant to reflect (a) Termination and Retirement Interest Yields, (b) separate deferral elections, and (c) Account A, Account B, Account D, Account AA, Account BB, and Account DD elections.

For Account AA two sub-accounts (a Retirement Deferred Benefit Account and a Termination Deferred Benefit Account) shall be maintained to reflect the difference in Interest Yields as provided in Article VI, paragraph 6.4.

For Account BB two sub-accounts (a Retirement Deferred Benefit Account and a Termination Deferred Benefit Account) shall be maintained to reflect, in the event of a transfer from Account AA or Account DD to Account BB pursuant to paragraph 6.7, the difference in values of the two sub-accounts of Account AA or Account DD transferred to Account BB.

For Account DD two sub-accounts (a Retirement Deferred Benefit Account and a Termination Deferred Benefit Account) shall be maintained to reflect the crediting of PCS Share Units corresponding to the respective sub- accounts of Account BB pursuant to Section 6.3(b) and to reflect, in the event of a transfer from Account AA or Account BB to Account DD pursuant to paragraph 6.7, the difference in values of the two sub-accounts of Account AA or Account BB transferred to Account DD.

A Participant's Deferred Benefit Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. Unless the context requires otherwise, "Deferred Benefit Account" shall mean the aggregate balance of all accounts of a Participant.

2.10 Determination Date. "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

2.11 Disability. "Disability" or "Disabled Participant" means a physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Employer Long-Term Disability Insurance Plan.

2.12 Early Retirement Date. "Early Retirement Date" means the date on which the Participant actually terminates employment following the first day of the month coincidental with or next following a Participant's attainment of age fifty-five
(55), but before his Normal Retirement Date.

2.13 Employer. "Employer" means Sprint Corporation, any successor to the business thereof or any affiliate or subsidiary designated by the Board.

2.14 FON Share Unit. " FON Share Unit" means a measure of participation under the Plan having a value based on the market value of one share of FON Common Stock, Series 1, of the Company.

2.15 Internal Revenue Code. "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended or supplemented from time to time. References to any section of the Internal Revenue Code shall be to that section as it is renumbered, amended, supplemented or re-enacted.

2.16 Interest Yield. "Interest Yield" means with respect to any calendar month the Termination Interest Yield or the Retirement Interest Yield as defined below:

(a) Termination Interest Yield. The "Termination Interest Yield" means (1) in the case of balances in Account AA, the composite yield on Moody's Seasoned Corporate Bond Yield Index for the preceding calendar month as determined from Moody's Bond Record published by Moody's Investors Services, Inc. (or any successor thereto) or, if such monthly yield is no longer published, a substantially similar average selected by the Company, and (2) in the case of balances in Account A, the greater of (i) the prime rate in effect at Citibank, N.A. at the opening of business on the first business day of the month, or if said bank, for any reason, no longer publishes its prime rate, the prime rate similarly determined of another major bank selected by the Company and (ii) six percent per annum.

(b) Retirement Interest Yield. The "Retirement Interest Yield" means (1) in the case of balances in Account AA, three percentage points over the Termination Interest Yield, and (2) in the case of balances in Account A, the Termination Interest Yield.

2.17 Normal Retirement Age. "Normal Retirement Age" means the time at which a Participant attains age sixty-five (65).

2.18 Normal Retirement Date. "Normal Retirement Date" means the first day of the month coincidental with or next following a Participant's Normal Retirement Age.

2.19 Participant. "Participant" means any individual who is designated by the Company in accordance with paragraph 4.1 to participate in this

Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

2.20 Participation Agreement. "Participation Agreement" means the agreement, in a form prescribed by the Company, filed with the Company by a Participant before the beginning of the period in which the Participant's Compensation is to be deferred pursuant to the Plan and the Participation Agreement. A new Participation Agreement shall be filed by the Participant for each separate Base Salary deferral election and for each Annual Incentive Compensation deferral election and, if applicable, each Long-Term Incentive Compensation deferral election not accompanying a Base Salary deferral election.

2.21 PCS Share Unit. "PCS Share Unit" means a measure of participation under the Plan having a value based on the market value of a share of PCS Common Stock, Series 1, of the Company.

2.22 Plan. "Plan" means the Sprint Corporation Executive Deferred Compensation Plan as set forth in this document. This Plan is the successor to, and comprises an amendment and revision of, the United Telecommunications, Inc. 1985 Executive Deferred Compensation Plan adopted February 12, 1985.

2.23 Plan Administrator. "Plan Administrator" means the person appointed by the Company to represent the Company in the administration of this Plan.

2.24 Plan Year. Until the 2005 Plan Year, "Plan Year" means a twelve month period commencing May 1st and ending the following April 30th. The first Plan Year commenced May 1, 1985. The 2005 Plan Year will be the eight month period commencing May 1, 2005 and ending December 31, 2005, and all subsequent Plan Years will be twelve month periods commencing January 1 of a year and ending on December 31 of the same year.

2.25 Recapitalization Date. "Recapitalization Date" means November 23, 1998.

2.26 Retirement Plan. "Retirement Plan" means the Sprint Retirement Pension Plan, as amended from time to time.

2.27 Share Units. "Share Units" means the Share Units credited to Accounts B and BB prior to the recapitalization of the Company's Common Stock on the Recapitalization Date.

2.28 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant upon the Participant's retirement, death or severance from service.

2.29 Sprint Insider. "Sprint Insider" means, as of any time when the determination thereof is relevant, any Participant subject to liability under
Section 16 of the Securities Exchange Act of 1934 with respect to trading in the equity securities of the Company.

2.30 Transition Date. "Transition Date" means May 1, 1990.

                                   ARTICLE III
                                 ADMINISTRATION

3.1 Plan Administrator; Company and Committee; Duties. This Plan shall be administered by the Committee. The Committee shall consist of not more than five persons appointed by the Board. The Committee may be a consolidated Committee administering other benefit plans of the Company in addition to this Plan. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee may appoint a Benefit Administrative Committee and a Plan Administrator. The Committee may delegate its duties for the day-to-day operations of the Plan to the Plan Administrator and other duties to the Benefit Administrative Committee. Members of the Committee, the Benefit Administrative Committee and the Plan Administrator may be Participants under this Plan.

3.2 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or Beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 3.3.

3.3 Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim, the Participant or Beneficiary may
(a) file a request with the Benefit Administrative Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Committee in writing.

3.4 Decision After Review. Within 60 days after the receipt of a request for review under Section 3.3, the Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

                                   ARTICLE IV
                                  PARTICIPATION

4.1 Participation. Participation in the Plan shall be limited to executives having a job grade level of E14 or above, or any other employees designated by the Committee, who elect to participate in the Plan by filing a Participation Agreement with the Company. Participation Agreements must be filed by the enrollment deadline established by the Plan Administrator for a Plan Year, which deadline must be no later than the last business day of the calendar year immediately preceding the Plan Year in which the Participant Agreement is to first take effect, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of a properly completed and executed Participation Agreement.

4.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect in any Participation Agreement to defer a portion of the Participant's Compensation. The minimum and maximum amounts that may be deferred under any single Participation Agreement shall be in $100 units and shall be as follows:

                                     Minimum              Maximum
                                     Deferral             Deferral

                With respect to      $300 per           50% of Base
                Base Salary           month             Salary
                Deferrals

                With respect to      25% of Annual      100% of
                Annual               Incentive          Annual
                Incentive            Compensation       Incentive
                Compensation                            Compensation

                With respect to      25% of Long-       100% of Long-
                Long-Term            Term Incentive     Term Incentive
                Incentive            Compensation       Compensation

(a) With respect to Base Salary deferrals, the dollar amount of deferral elected in each Participation Agreement shall be the amount of Base Salary that will be deferred in each month subject to the Participation Agreement. Each Participation Agreement shall apply to the Participant's Base Salary earned in the Plan Year immediately following the Plan Year in which the Participation Agreement is filed (or until the Participant's retirement, whichever occurs first). The fixed dollar amount of Base Salary deferral applicable over a Plan Year shall not be changed by virtue of a change in Base Salary alone.

(b) With respect to Annual Incentive Compensation and, if applicable, Long-Term Incentive Compensation deferrals, the deferral percentage selected in a Participation Agreement shall apply to any Annual Incentive Compensation or Long-Term Incentive Compensation payable to a Participant with respect to any performance period beginning in the Plan Year immediately following the Plan Year in which the Participation Agreement is received by the Plan Administrator. For any performance period beginning in calendar year 2005, but before the beginning of the 2005 Plan Year, the deferral percentage selected in the special Participation Agreement established by the Plan Administrator applicable to such compensation, which must be received by the Company no later than December 31, 2004, shall apply.

(c) From time to time, the Company may increase or decrease the minimum and maximum deferrals set forth above as well as the period for which the deferrals are effective by giving reasonable written notice to the affected Participants. Such changes shall be effective for all Participation Agreements filed thereafter.

(d) A Participant's election to defer Compensation shall be irrevocable upon the filing of the respective Participation Agreement; provided, however, that the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 7.5 or 9.1.



                                    ARTICLE V
                              DEFERRED COMPENSATION

5.1 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer in the Participation Agreement executed by the Participant, with respect to each Plan Year of participation in the Plan, shall be credited by the Company to the Participant's Deferred Benefit Account as the Participant is paid the non-deferred portion of such Compensation, or if all such Compensation is deferred, at the time such Compensation would have been paid absent the deferral election. The amount credited to a Participant's Deferred Benefit Account shall equal the amount deferred. To the extent that the Employer is required to withhold any taxes or other amounts relating to the employees' deferred wages pursuant to any state, federal or local law, such amounts shall be taken out of the portion of the Participant's Compensation which is not deferred under this Plan.

5.2 Additional Amounts Under Savings Plan and Retirement Plan.


     (a) Savings Plan. Except for Participants who are Sprint Insiders, to the extent a Participant's deferral of Compensation under this Plan causes a reduction in the Company's contribution for the Participant under the Sprint Retirement Savings Plan, the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit Accounts B and D in the ratio determined pursuant to guidelines adopted by the Committee or the Board. For Sprint Insiders, such reduction shall be credited to Account A.

     (b) Retirement Plan. A Participant shall receive a Pension Make-Up Benefit from the Supplemental Executive Retirement Plan if the deferral of compensation under this Plan causes a reduction in the Participant's benefit under the Retirement Plan.

     (c) Elimination of Savings Plan Credit. No additional amounts provided under 5.2(a) will be credited after the Plan Year ending April 30, 2004.

5.3 Additional Payments. The Company also intends that supplemental payments shall be made at death, disability or termination of employment, as the case may be, for any reduction in benefits due to deferrals of Compensation under this Plan in respect of any of the Employer's life insurance or disability plans or Employees Stock Purchase Plan now in existence or adopted after the effective date of this Plan.

5.4 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in the Participant's Deferred Benefit Account.

                                   ARTICLE VI
                            DEFERRED BENEFIT ACCOUNT

6.1 Determination of Account. Each Participant's Deferred Benefit Account, as of each Determination Date, shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant's elective deferred compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1 and plus amounts credited to the Participant's Deferred Benefit Account pursuant to paragraphs 6.4 and 6.5. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

6.2 Type of Deferral. A Participant may elect to have any portion of the amount deferred credited to Account A (fixed income return) or to Account B (FON Share Units). The election shall be made by a properly executed Participation Agreement. Deferrals shall be credited in accordance with the election of the applicable Participation Agreement.

6.3  Creation of Accounts AA, BB, D, and DD.

(a) Accounts AA and BB. As of the start of business on the Transition Date, all amounts standing to the credit of each Participant in Account A were transferred to an Account AA. As of the start of business on the Transition Date, amounts standing to the credit of each Participant in Account B that were attributable to prior transfers from Account A into Account B were transferred to an Account BB. The amount of such transfers was an amount equal to the sum of the dollar amount of all transfers from Account A to Account B during the period beginning on the effective date of the Participation Agreement and ending on the Transition Date. For all purposes of this Plan, except as otherwise noted in this Plan, Account AA shall be treated in the same manner as Account A, and Account BB shall be treated in the same manner as Account B.

(b) Accounts D and DD. As of the Recapitalization Date, there was credited to Accounts D and DD, created for each Participant having a positive balance in an Account B or BB with respect to any Plan Year, a number of PCS Share Units determined as follows:

     (1)  one-half  of a PCS  Share  Unit in  Account D for each  Share  Unit in
          Account B for such Participant for such Plan Year as of the Recapitalization Date; and

     (2) one-half of a PCS Share Unit in the Retirement Deferred Benefit Account of Account DD for each Share Unit in the Retirement Deferred Benefit Account of Account BB for such Participant for such Plan Year as of the Recapitalization Date; and

     (3) one-half of a PCS Share Unit in the Termination Deferred Benefit Account of Account DD for each Share Unit in the Termination Deferred Benefit Account of Account BB for such Participant for such Plan Year as of the Recapitalization Date.

For all purposes of this Plan except as otherwise noted in this Plan, Account DD shall be treated in the same manner as Account D.

6.4 Maintenance of Accounts A and AA. As of each Determination Date, the Participant's Deferred Benefit Accounts A and AA shall be increased by the amount of interest earned since the preceding

Determination Date. Interest on Accounts A and AA shall be based upon the Interest Yield. For Account AA, a Retirement Deferred Benefit Account shall be maintained and increased at the rate specified by the Retirement Interest Yield and a Termination Deferred Benefit Account shall be maintained and increased at the rate specified by the Termination Interest Yield. Interest shall be credited on the mean average of the balances of the Deferred Benefit Account on the Determination Date (before crediting the interest) and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.


6.5 Maintenance of Share Unit Accounts. Accounts B and BB and Accounts D and DD shall maintain balances in FON Share Units and PCS Share Units, respectively.

(a)  Maintenance of Accounts B and BB.

     (1)  Conversion   of  Share  Units  into  FON  Share   Units.   As  of  the
          Recapitalization Date, each Share Unit in Accounts B and BB was converted into a FON Share Unit.

     (2) Conversion between Dollar Amounts and FON Share Units in Accounts B and BB. When an amount is to be added to a Participant's Deferred Benefit Accounts B or BB, it shall be converted into FON Share Units, or fractions thereof, by dividing the amount to be credited by the closing price of the FON Common Stock, Series 1, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date. When a number of FON Share Units is to be subtracted from a Participant's Deferred Benefit Accounts B or BB, such number of FON Share Units shall be converted into a dollar amount by multiplying such number of Share Units by the closing price of the FON Common Stock, Series 1, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date.

     (3) Sub-accounts to be Maintained for Purposes of Computing Retirement and Termination Benefits. Two sub-accounts shall be maintained for Account
          BB: (i) a Retirement Deferred Benefit Account which shall include the transfer from Account B into Account BB described in paragraph 6.3(a), plus amounts transferred from the

          Account AA Retirement Deferred Benefit Account, if any, plus amounts transferred from the Account DD Retirement Benefit Account, if any, plus other additions pursuant to this paragraph 6.5(a); and (ii) a Termination Deferred Benefit Account which shall include the transfer from Account B into Account BB described in paragraph 6.3(a) plus amounts transferred from the Account AA Termination Deferred Benefit Account, if any, plus amounts transferred from the Account DD Termination Deferred Benefit Account, if any, plus other additions pursuant to this paragraph 6.5(a).

     (4) Dividends. When a dividend is declared and paid by the Company on its FON Common Stock, Series 1, an amount shall be credited to the Participant's Accounts B and BB as though the same dividend had been paid on the FON Share Units in such accounts as of the Determination Date immediately preceding the record date for the dividend, and such amount shall be converted to FON Share Units. Such amount shall be valued as of the Determination Date immediately following the payment of the dividend.

     (5) Effect of Recapitalization. In the event of a stock dividend, stock split, or other corporate reorganization involving the FON Common Stock, Series 1, the Company shall make equitable adjustment to the number of FON Share Units credited to a Participant's Accounts B and BB as may be necessary to give effect to such change in the Company's capital structure.

     (6) Conversion of Share Units to Dollars on Distribution. FON Share Units in Accounts B and BB shall be converted to an equivalent dollar amount before any distribution thereof to a Participant pursuant to Article
          VII. For purposes of distribution, the value of a FON Share Unit shall be the average closing price of the FON Common Stock, Series 1, on the New York Stock Exchange on the last trading day of each of (i) the 12 calendar months immediately preceding the date of distribution or (ii) the smaller number of calendar months (including part of a month) elapsed from the Recapitalization Date to such distribution. If a Participant elects payment in other than a lump sum, FON Share Units shall be so converted to a dollar amount with respect to each payment made in the distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant's Accounts B and BB in accordance with paragraphs 6.5(a)(4) and 6.5(a)(5). For such purposes, a Participant that is a Sprint Insider immediately before the event that entitles the Participant to distribution shall be deemed a Sprint Insider during the period of distribution.

(b)  Maintenance of Accounts D and DD.

     (1) Conversion between Dollar Amounts and PCS Share Units in Accounts D and DD. When an amount is to be added to a Participant's Deferred Benefit Accounts D or DD, it shall be converted into PCS Share Units, or fractions thereof, by dividing the amount to be credited by the closing price of the PCS Common Stock, Series 1, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date. When a number of PCS Share Units is to be subtracted from a Participant's Deferred Benefit Accounts D or DD, such number of PCS Share Units shall be converted into a dollar amount by multiplying such number of PCS Share Units by the closing price of PCS Common Stock, Series 1, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date.

     (2) Sub-accounts to be Maintained for Purposes of Computing Retirement and Termination Benefits. Two sub-accounts shall be maintained for Account
          DD: (i) a Retirement Deferred Benefit Account which shall include the value of the PCS Share Units credited pursuant to paragraph 6.3(b)(2), plus amounts transferred from the Account AA Retirement Benefit Account, if any, plus amounts transferred from the Account BB Retirement Benefit Account, if any, plus other additions pursuant to this paragraph 6.5(b) and (ii) a Termination Deferred Benefit Account which shall include the value of the PCS Share Units credited pursuant to paragraph 6.3(b)(3), plus amounts transferred from the Account AA Termination Benefit Account, if any, plus amounts transferred from the Account BB Termination Benefit Account, if any, plus other additions pursuant to this paragraph 6.5(b).

     (3) Dividends. When a dividend is declared and paid by the Company on its PCS Common Stock, Series 1, an amount shall be credited to the Participant's Accounts D and DD as though the same dividend had been paid on the PCS Share Units in such accounts as of the Determination Date immediately preceding the record date for the dividend, and such amount shall be converted to PCS Share Units. Such amount shall be valued as of the Determination Date immediately following the payment of the dividend.

     (4) Effect of Recapitalization. In the event of a stock dividend, stock split or other corporate reorganization involving PCS Common Stock, Series 1, the Company shall make equitable adjustment to the number of PCS Share Units credited to a Participant's Accounts D and DD as may be necessary to give effect to such change in the Company's capital structure. In the event a corporate reorganization results in the conversion of PCS Share Units into FON Share Units, all FON Share Units held in Accounts D and DD following the reorganization shall be transferred to the Accounts B and BB, respectively. The Accounts D and DD shall then be eliminated.

     (5) Conversion of PCS Share Units to Dollars on Distribution. PCS Share Units in Accounts D and DD shall be converted to an equivalent dollar amount before any distribution thereof to a Participant pursuant to
          Article VII. For purposes of distribution, the value of a PCS Share Unit shall be the average closing price of PCS Common Stock, Series 1, on the New York Stock Exchange on the last trading day for each of (i) the 12 calendar months immediately preceding the date of such distribution or (ii) the smaller number of calendar months (including part of a month) elapsed from the Recapitalization Date to such distribution. If a Participant elects payment in other than a lump sum, PCS Share Units shall be so converted to a dollar amount with respect to each payment made in the distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant's Accounts D and DD in accordance with paragraphs 6.5(b)(3) and 6.5(b)(4). For such purposes, a Participant that is a Sprint Insider immediately before the event that entitles the Participant to distribution shall be deemed a Sprint Insider during the period of distribution.

6.6 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in the Participant's Deferred Benefit Accounts A, B, and D and in the Participant's Deferred Benefit Accounts AA, BB, and DD (showing separate calculations for each Interest Yield), in each case, as of the last day of the preceding Plan Year.

6.7 Transfers Between Accounts. Within the limitations of this paragraph 6.7, a Participant may elect, by executing an Account Transfer Request: (1) to transfer all or any portion of the Participant's Account A to Account B or Account D, (2) to transfer all or any portion of the Participant's Account B to Account A or Account D, (3) to transfer all or any portion of the Participant's Account D to Account A or Account B, (4) to transfer all or any portion of the Participant's Account AA to Account BB or Account DD, (5) to transfer all or any portion of the Participant's Account BB to Account AA or Account DD, and (6) to transfer all or any portion of the Participant's Account DD to Account AA or Account BB. Such election shall be effective on the last day of the calendar month in which the Plan Administrator timely receives the Participant's executed Account
Transfer Request. Transfers may not be made more than four times in any Plan Year, and no such transfer may be made unless a period of at least three months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

                                   ARTICLE VII
                                    BENEFITS

7.1 Benefit for Normal or Early Retirement and Termination After Age 55. Subject to paragraph 7.6 below, upon a Participant's (i) retirement after reaching the Normal Retirement Date, or (ii) retirement after reaching the Early Retirement Date, or (iii) termination of employment after attaining age 55, the Participant shall be entitled to a Deferral Benefit equal to the amount of the Participant's Retirement Deferred Benefit Account determined under paragraph 6.1 as of the Determination Date coincident with or immediately following such event.

7.2 Termination of Employment Before Age 55. Upon any termination of service of the Participant before age 55 for reasons other than death or Disability, the Employer shall pay to the Participant, as compensation earned for services rendered before the Participant's termination of service, a Deferral Benefit equal to the amount of the Participant's Termination Deferred Benefit Account determined under paragraph 6.1. The Termination Deferred Benefit Account of a Participant whose employment has terminated shall be paid in a single sum to the terminated Participant within 30 days following termination of employment if the aggregate balance of the Deferred Benefit Account(s) of such Participant is $20,000 or less. If such aggregate balance of a Participant's Deferred Benefit Account(s) is more than $20,000, payment shall commence pursuant to the Participant's election in the Participation Agreement or in the Amendment of Payment Election Form.

7.3 Death. If a Participant dies after the commencement of payments of the Participant's Deferral Benefit, the Participant's Beneficiary shall continue to receive the remaining installments of the Participant's Deferred Benefit Account in accordance with the Participant's election pursuant to paragraph 7.6.

If a Participant dies before any payments of a Deferral Benefit, the amounts to which the Participant's Beneficiary is entitled shall be determined as follows:

(a) In the case of deferrals pursuant to a Participation Agreement first effective before the Transition Date:

     (1) Deferrals of Incentive Compensation shall be the Retirement Deferred Benefit Account value thereof.

     (2) Deferrals of Base Salary pursuant to Participation Agreements that required a total deferral of less than $15,000 per year allocated to Accounts A and AA during the last Plan Year of deferrals pursuant to such Participation Agreement shall be the greater of (i) the Retirement Deferred Benefit Account value thereof or (ii) ten times the amount of the elected annual Base Salary deferral.

     (3) Deferrals of Base Salary pursuant to Participation Agreements that required a total deferral of $15,000 or more per year allocated to Accounts A and AA during the last Plan Year of deferrals pursuant to such Participation

          Agreement shall be determined as follows: (i) that portion of the deferral which totals $15,000 per year shall be the greater of (x) the Retirement Deferred Benefit Account value thereof and (y) ten times the amount of the elected annual Base Salary deferral, and (ii) the portion of such deferral which is in excess of $15,000 per year shall be the Retirement Deferred Benefit Account value of such excess.

     (4) Deferrals allocated to Accounts B and BB shall be the Retirement Deferred Benefit Account value thereof.

     (5) Deferrals allocated to Accounts D and DD shall be the Retirement Deferred Benefit Account value thereof.

(b) In the case of deferrals pursuant to a Participation Agreement first effective on or after the Transition Date, the aggregate amount of all deferrals shall be the Retirement Deferred Benefit Account value of Accounts A, B and D. The Deferral Benefit shall be payable as provided for in paragraph 7.6. The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

7.4 Disability. In the event of Disability while employed by the Employer before the completion of all deferrals provided for under a Participation Agreement, the Employer shall credit to the disabled Participant's Deferred Benefit Account an amount equal to the amount deferred by the Participant under the Participation Agreement during such period of Disability, but not beyond the end of the Plan Year to which the Participation Agreement applies.

In the event of Disability before termination of employment or the Normal Retirement Date, the disabled Participant, unless the Participant otherwise elects under this paragraph, shall be entitled to the amount in the Participant's Retirement Deferred Benefit Account (rather than the Participant's Termination Deferred Benefit Account) determined under paragraph 6.1 as of the Determination Date next following such Disability, with payments to commence upon attainment of the Participant's Normal Retirement Date in the form specified in paragraph 7.6(a)(2) and/or 7.6(a)(3) over a 15 year period. Before payments commence under the preceding sentence, a Disabled Participant may elect, subject to Committee approval upon good cause shown: (i) to accelerate commencement of the payments to any earlier date, but not sooner than 60 days after the onset of Disability and/or (ii) to change the form of payment permitted under paragraph 7.6(a).

7.5 Suspension of Participation; Failure to Continue Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant's Compensation upon the advanced written request of a Participant on account of financial hardship suffered by that Participant. A Participant must file any request for such suspension on or before the 15th day preceding the regular payment date on which the suspension is to take effect. The Committee, in its sole discretion, shall determine the amount, if any, that will not be deferred by the Participant as a result of the financial hardship.

The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods before the effective date of the suspension. A Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect before the beginning of the third Plan Year following the close of the Plan Year in which the suspension first took effect.

In the event the Participant ceases to remain a member of the class of employees who are eligible to participate in this Plan, the Participant may elect to suspend the amount of any remaining deferral commitment in the same manner as described for other suspensions in this paragraph, except that Committee approval shall not be required.

7.6  Form of Benefit Payment.

(a) Upon the happening of an event described in paragraphs 7.1, 7.2, 7.3 or 7.4 above, the Employer shall pay to the Participant or the Participant's Beneficiary the amount (at a time designated by the Participant in the Participation Agreement, but commencing no later than the Participant's Normal Retirement Date) specified in one of the following forms as elected by the Participant, either in the Participation Agreement or the Amendment of Payment Election Form filed by the Participant:

     (1)  a lump sum payment.

     (2) with respect to balances in Accounts A and AA, an annual payment of a fixed amount that shall amortize the Deferred Benefit Account balance in equal annual payments of principal and interest over a period from 2 to 20 years. For purposes of determining the amount of the annual payment, the assumed rate of interest on Accounts A and AA shall be the average of the applicable Interest Yield as of each Determination Date for the 60 months preceding the initial annual installment payment.

     (3) with respect to balances in Accounts B and BB, an annual payment over a period from 2 to 20 years, each such payment having a value, as determined pursuant to paragraph 6.5(a)(6), of the number of FON Share Units equal to (i) the number of FON Share Units in the accounts on the Determination Date immediately following the event described in paragraph 7.1, 7.2, 7.3 or 7.4, divided by (ii) the number of annual installments elected. During the period that a Participant is receiving a distribution from Account B or BB, FON Share Unit dividends will be added to the Accounts in accordance with subparagraph 6.5(a)(4). Such FON Share Unit dividends shall be valued in the same manner as previously described, and all such FON Share Units accruing after a distribution from Accounts B or BB is made shall be paid to the Participant with the next distribution from the account.

     (4) with respect to balances in Accounts D and DD, an annual payment over a period from 2 to 20 years, each such payment having a value, as determined pursuant to paragraph 6.5(b)(5), of the number of PCS Share Units equal to (i) the number of PCS Share Units in the accounts on the Determination Date immediately following the event described in paragraph 7.1, 7.2, 7.3 or 7.4, divided by (ii) the number of annual installments elected. During the period that a Participant is receiving a distribution from Account D or DD, PCS Share Unit dividends will be added to the Accounts in accordance with subparagraph 6.5(b)(3). Such PCS Share Unit dividends shall be valued in the same manner as previously described, and all such PCS Share Units accruing after a distribution from Accounts D or DD is made shall be paid to the Participant with the next distribution from the account.

(b) A Participant may change the form in which such Participant's benefits shall be paid by filing an Amendment of Payment Election Form indicating such change at least 13 months before the date upon which the payments to be made are determined. No such Amendment of Payment Election Form shall change the amount elected to be deferred in the Participation Agreement to which it relates, nor the time elected for commencement of benefit payments.

(c) In the absence of a Participant's election under subparagraph 7.6(a), benefits shall be paid in the form specified in subparagraph 7.6(a)(2), 7.6(a)(3), and 7.6(a)(4) over a 15 year period, except as provided in paragraph 7.2. In the event of a Disabled Participant, payment shall be in the form described in paragraph 7.4.

(d) If a Participant's Beneficiary dies before payment of the Participant's Deferred Benefits are complete, payments will continue to be made to the estate of the Beneficiary in accordance with the Participant's election pursuant to this paragraph 7.6.

7.7 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld from an employee's wages for the federal or any state or local government.

7.8 Commencement of Payments. Unless otherwise provided, payments under this Plan shall begin within 60 days following receipt of notice by the Plan Administrator of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Company pursuant to the terms of the Plan. All payments shall be made as of the first day of the month.


                                  ARTICLE VIII
                             BENEFICIARY DESIGNATION

8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as the Participant's Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of the Participant's death before complete distribution to the Participant of the benefits due the Participant under the Plan.

8.2 Amendments. Any Beneficiary Designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)  The surviving Spouse;

(b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(c)  The Participant's personal representative (executor or administrator).

8.4 Effect of Payment. The payment to the Beneficiary or the Beneficiary's estate shall completely discharge the Employer's obligations relating to the Participant under this Plan.

                                   ARTICLE IX
                        AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

9.2 Right to Terminate. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time, and upon any such termination, each Participant (a) who is then receiving a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the then remaining balance in the Participant's Deferred Benefit Account, and (b) who has not received a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the balance in the Participant's Deferred Benefit Account.

                                    ARTICLE X
                                  MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer ('Policies'). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The
Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, before actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.3 Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Employer and the Participant, and the Participant (or the Participant's Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.4 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.5 Applicable Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

10.6 Affiliated Entities. For purposes of this Plan, a Participant who becomes employed by Global One (an "Affiliated Entity") shall not be considered to have terminated employment with the Company or a subsidiary of the Company until the Participant's employment is terminated with all Affiliated Entities without becoming employed by the Company or its subsidiaries.

                                   Appendix A



                 Summary of Amendments to the Executive Deferred
                                Compensation Plan


Sprint's Executive Deferred Compensation Plan (the "Sprint EDCP") was amended effective January 1, 2001 to merge the executive deferred compensation plan maintained by Sprint Spectrum, L.P. (the "PCS EDCP") with and into Sprint EDCP. In addition, the Sprint EDCP was amended to preserve certain features of the PCS EDCP with respect to participants' account balances under that plan, as follows:

1. Form and Timing of Distributions. The form of benefit and timing of distribution elected by participants in the PCS EDCP, as well as the requirement that distribution will be made in a lump sum upon termination of employment, continues to apply with respect to the account balances attributable to the PCS EDCP.

2. Hardship Distributions. Provisions for hardship distributions under the PCS EDCP continue to apply with respect to the account balances attributable to the PCS EDCP.

3. Provisions for Disability. Provisions calling for benefits to commence for disabled participants at age 55, or sooner under certain circumstances, continue to apply with respect to the account balances attributable to the PCS EDCP.